Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

April 29, 2025

For Immediate Release

Vicor Corporation Reports Results for the First Quarter Ended March 31, 2025

Andover, Mass., April 29, 2025 (GLOBE NEWSWIRE) — Vicor Corporation (NASDAQ: VICR) today reported financial results for the first quarter ended March 31, 2025. These results will be discussed later today at 5:00 p.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are below.

Revenues for the first quarter ended March 31, 2025 totaled $94.0 million, a 12.0% increase from $83.9 million for the corresponding period a year ago, and a 2.3% sequential decrease from $96.2 million in the fourth quarter of 2024.

Gross margin decreased to $44.4 million for the first quarter of 2025, compared to $45.1 million for the corresponding period a year ago, and decreased sequentially from $50.4 million for the fourth quarter of 2024. Gross margin, as a percentage of revenue, decreased to 47.2% for the first quarter of 2025, compared to 53.8% for the corresponding period a year ago, and decreased from 52.4% for the fourth quarter of 2024. Operating expenses decreased to $44.5 million for the first quarter of 2025, compared to $61.2 million for the corresponding period a year ago, and increased sequentially from $41.2 million for the fourth quarter of 2024.

Net income for the first quarter was $2.5 million, or $0.06 per diluted share, compared to a net loss of ($14.5) million or ($0.33) per diluted share, for the corresponding period a year ago and net income of $10.2 million, or $0.23 per diluted share, for the fourth quarter of 2024.

Cash flow from operations totaled $20.1 million for the first quarter, compared to cash flow from operations of $2.6 million for the corresponding period a year ago, and cash flow from operations of $10.1 million in the fourth quarter of 2024. Capital expenditures for the first quarter totaled $4.6 million, compared to $7.3 million for the corresponding period a year ago and $1.7 million for the fourth quarter of 2024. Cash and cash equivalents as of March 31, 2025 increased 6.8% sequentially to approximately $296.1 million compared to approximately $277.3 million as of December 31, 2024.

Backlog for the first quarter ended March 31, 2025 totaled $171.7 million, a 14.2% increase from $150.3 million for the corresponding period a year ago, and 10.4% sequential increase from $155.5 million at the end of the fourth quarter of 2024.

Commenting on first quarter performance, Chief Executive Officer Dr. Patrizio Vinciarelli stated: “Revenues and gross margins declined sequentially, with reduced income from a licensee transitioning to a new generation of unlicensed products. Margin improvements await higher utilization of our ChiP fab and increased income from existing and future licensees. Licensing has been gaining traction with OEMs and hyper-scalers wishing to avoid infringing hardware being excluded from importation into the US.”

“Our 2nd generation VPD for leading AI applications is coming to fruition with the arrival of an ASIC raising the density and bandwidth of our current multipliers. Second generation VPD will enable AI processors setting new standards for performance. We are still focused on completing initial delivery of a very high density VPD system to a lead customer before providing demo systems to processor chip companies and hyper-scalers.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Tuesday, April 29, 2025 at 5:00 p.m. Eastern Time. Vicor encourages investors and analysts who intend to ask questions via the conference call to register with Notified, the service provider hosting the conference call. Those registering on Notified’s website will receive dial-in info and a unique PIN to join the call as well as an email confirmation with the details. Registration may be completed at any time prior to 5:00 p.m. on April 29, 2025. For those parties interested in listen-only mode, the conference call will be webcast via a link that will be posted on the Investor Relations page of Vicor’s website prior to the conference call. Please access the website at least 15 minutes prior to the conference call to register and, if necessary, download and install any required software. For those who cannot participate in the live conference call, a webcast replay of the conference call will also be available on the Investor Relations page of Vicor’s website.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2024, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures, and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products to the power systems market, including enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, vehicles and transportation, and aerospace and defense electronics.

For further information contact:

James F. Schmidt, Chief Financial Officer

Office: (978) 470-2900

Email: invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED
	(Unaudited)
	MAR 31, 2025	MAR 31, 2024
Product revenue	$83,206	$75,692
Royalty revenue	10,762	8,180

Net revenues	93,968	83,872
Cost of product revenues	49,603	38,749

Gross margin	44,365	45,123
Operating expenses:
Selling, general and administrative	25,137	25,999
Research and development	19,377	18,039
Litigation-contingency expense	—	17,200

Total operating expenses	44,514	61,238

Loss from operations	(149)	(16,115)
Other income (expense), net	3,134	2,724

Income (loss) before income taxes	2,985	(13,391)
Less: Provision for income taxes	424	1,071

Consolidated net income (loss)	2,561	(14,462)
Less: Net income attributable to noncontrolling interest	22	11

Net income (loss) attributable to Vicor Corporation	$2,539	($14,473)

Net income (loss) per share attributable to Vicor Corporation:
Basic	$0.06	($0.33)
Diluted	$0.06	($0.33)
Shares outstanding:
Basic	45,217	44,516
Diluted	45,495	44,516

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	MAR 31, 2025 (Unaudited)	DEC 31, 2024 (Unaudited)
Assets
Current assets:
Cash and cash equivalents	$296,099	$277,273
Accounts receivable, net	65,864	52,948
Inventories	98,515	106,032
Other current assets	26,486	26,781

Total current assets	486,964	463,034
Long-term deferred tax assets	273	261
Long-term investment, net	2,664	2,641
Property, plant and equipment, net	153,117	152,705
Other assets	22,020	22,477

Total assets	$665,038	$641,118

Liabilities and Equity
Current liabilities:
Accounts payable	$16,866	$8,737
Accrued compensation and benefits	12,548	10,852
Accrued expenses	8,558	6,589
Accrued litigation	27,219	26,888
Sales allowances	2,114	1,667
Short-term lease liabilities	1,675	1,716
Income taxes payable	57	59
Short-term deferred revenue and customer prepayments	6,624	5,312

Total current liabilities	75,661	61,820
Long-term income taxes payable	3,461	3,387
Long-term lease liabilities	5,353	5,620

Total liabilities	84,475	70,827
Equity:
Vicor Corporation stockholders’ equity:
Capital stock	415,702	408,187
Retained earnings	305,342	302,803
Accumulated other comprehensive loss	(1,312)	(1,495)
Treasury stock	(139,424)	(139,424)

Total Vicor Corporation stockholders’ equity	580,308	570,071
Noncontrolling interest	255	220

Total equity	580,563	570,291

Total liabilities and equity	$665,038	$641,118